THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of February 9, 2018 (this “Agreement”), is by and among BRAVO BRIO RESTAURANT GROUP, INC., an Ohio corporation (the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent to the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
A.    The Lenders have extended credit to the Borrower pursuant to that certain Credit Agreement dated as of November 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.
B.    The Credit Parties have requested that the Administrative Agent and the Lenders make certain amendments to the Credit Agreement.
C.     The Administrative Agent and the Lenders have agreed to do so, but only pursuant to the terms set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Estoppel, Acknowledgement and Reaffirmation. Each of the Credit Parties hereby acknowledges and agrees that, as of February 7, 2018, (a) the aggregate principal amount of the Revolving Exposure under the Credit Agreement was $11,390,834.00 (consisting of Revolving Loans in an aggregate principal amount of $4,000,000.00, Swingline Loans in an aggregate principal amount of $4,500,000.00 and LOC Obligations in an aggregate principal amount of $2,890,834.00) and (b) the aggregate principal amount of the Term Loan under the Credit Agreement was $30,000,000.00, each of which constitutes a valid and subsisting obligation of the Credit Parties to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each of the Credit Parties acknowledges its obligations under the Credit Documents, reaffirms that each of the Liens and security interests created and granted in or pursuant to the Security Documents is valid and subsisting and agrees that this Agreement shall in no manner impair or otherwise adversely affect such obligations, Liens or security interests, except as explicitly set forth herein.
2.    Amendments to Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement shall be amended as follows:
(a)     The following definitions are hereby added to Section 1.1 of the Credit Agreement in their appropriate alphabetical order:
“Cash Flow Forecast” shall have the meaning set forth in Section 5.1(d).
“Third Amendment Effective Date” means February 9, 2018.
(b)    The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” immediately prior to clause (b)(viii) and (ii) inserting new clauses numbered (b)(ix) and (b)(x) immediately after clause (b)(viii) to read as follows:

(ix) litigation settlement payments arising in connection with the Mamdooh Hussein and Robert Andressu lawsuits in an amount not to exceed $1,400,000 in the aggregate in the fiscal year ended on or about December 31, 2018 and (x) legal fees and expenses not constituting Transaction Costs in an amount not to exceed $3,500,000 in the aggregate in the fiscal year ended on or about December 31, 2017,
(c)    The definition of “Liquidity” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.
(d)     Section 2.7(b) is hereby amended by adding a new clause (vii) to read as follows:
(vii)    Excess Cash. If at any time after the Third Amendment Effective Date the sum of the Credit Parties’ cash and Cash Equivalents exceeds $3,000,000 (such amount determined on an aggregate book balance basis with respect to all accounts of the Credit Parties) as of the end of any Business Day (excluding any cash or Cash Equivalents denominated in a currency other than Dollars), and such excess continues for a period of three (3) consecutive Business Days, then the Borrower shall on the next Business Day pay in $500,000 increments an amount sufficient to extinguish such excess for application to: (1) first the outstanding Swingline Loans, (2) second the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount), (3) third Cash Collateralize the LOC Obligations and (4) fourth the Term Loan in the inverse order of maturities of the remaining amortization payments pursuant to Section 2.2(b). Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.7(b)(vii) shall be subject to Section 2.16 and be accompanied by interest on the principal amount prepaid through the date of prepayment.
(e)    Section 5.1 of the Credit Agreement is hereby amended by adding the following as new clauses (d) and (e) to such section:
(d)    Weekly Cash Flows. Commencing on the Third Amendment Effective Date and continuing on the second Business Day following each week thereafter, a cash flow forecast for the Borrower and its Consolidated Subsidiaries for the then-following 13-week period (each, a “Cash Flow Forecast”), prepared in good faith by the Borrower upon assumptions believed by the Borrower to be reasonable under the circumstances, together with a reconciliation of actual cash flows of the Borrower and its Consolidated Subsidiaries against the immediately preceding Cash Flow Forecast and showing any deviations on a cumulative basis and providing a written explanation of the variances, prepared by the Borrower and in the form, and with such detail (including any material assumptions), as reasonably acceptable to the Administrative Agent and the Lenders;
(e)    Monthly Reports. As soon as practicable and in any event within ten (10) Business Days after the end of each month (i) monthly reports, prepared in good faith by the Borrower based upon assumptions believed by the Borrower to be reasonable under the circumstances, providing an analysis of the financial performance of the Borrower and its Consolidated Subsidiaries compared against the projections of the Borrower and its Consolidated Subsidiaries and (ii) a certificate of a Responsible Officer providing calculations in reasonable detail required to indicate compliance with Section 5.9(c) as of the last day of such period. For the avoidance of doubt, such monthly reports and certificates shall be in addition to, and not in lieu of, any other reports or certificates required under this Section 5;
(f)    Section 5.9(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)    Minimum Consolidated EBITDA. As of the end of each calendar month ending during the following periods, Consolidated EBITDA on a trailing twelve-month basis shall be not less than:

Period	Minimum Consolidated EBITDA
Second Amendment Effective Date through November 30, 2017	$15,000,000
December 31, 2017	$18,000,000
January 1, 2018 through July 1, 2018	$16,000,000
July 2, 2018 and thereafter	$19,000,000

(g)    Section 5.9(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(d)    [Reserved.]
3.    Amendment Fee. In consideration of the Lenders’ agreements set forth herein, the Credit Parties shall pay to the Administrative Agent, for the ratable account of each Lender, an amendment fee of 0.25% of the aggregate principal amount of the Revolving Committed Amount and Term Loan, which fee shall be fully-earned and non-refundable as of the Effective Date (the “Amendment Fee”). The Amendment Fee shall be due and payable on the Effective Date as a condition precedent to the effectiveness of this Agreement.
4.    Conferences with Lenders. The Credit Parties shall make themselves and Piper Jaffray & Co. available to the Administrative Agent and Lenders for weekly telephone conferences as may be reasonably requested by the Administrative Agent to provide updates on the Credit Parties’ financial performance and such other matters as the Administrative Agent and Lenders may reasonably request.
5.    Reaffirmation of Second Amendment Obligations. Each of the Credit Parties hereby acknowledges and reaffirms its obligations under Section 7 (Agent Financial Advisor) of that certain Waiver and Second Amendment to Credit Agreement dated as of August 1, 2017 by and among the Credit Parties, the Administrative Agent and the Lenders.
6.    Payment of Fees and Expenses. The Credit Parties shall reimburse the Administrative Agent and the Lenders for all reasonable and documented fees and expenses of the Administrative Agent and the Lenders (including without limitation, all fees and expenses of counsel to the Administrative Agent and Focus Management Group USA, Inc. (the “Agent Financial Advisor”)) incurred in connection with the Credit Documents, including without limitation this Agreement.
7.    Effectiveness; Conditions Precedent. This Agreement shall become effective as of the date hereof (the “Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of the Administrative Agent:
(a)    The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the Credit Parties, the Lenders and the Administrative Agent.
(b)    The Administrative Agent shall have received the Amendment Fee.
(c)    The Administrative Agent and the Lenders shall have received a Cash Flow Forecast for the 13-week period commencing on the Effective Date.
(d)    The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party.
(e)    The Administrative Agent shall have received reimbursement from the Credit Parties for all reasonable and documented fees and costs (including without limitation reasonable fees and costs of counsel to the Administrative Agent and the Agent Financial Advisor) incurred in connection with the Credit Documents and this Agreement through the Effective Date.
8.    Incorporation of Agreement. Except as specifically modified herein, the terms of the Credit Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Documents, or constitute a waiver or amendment of any provision of the Credit Documents, except as expressly set forth herein. The breach in any material respect of any provision or representation under this Agreement shall constitute an immediate Event of Default, and this Agreement shall constitute a Credit Document.
9.    Representations and Warranties. Each of the Credit Parties represents and warrants to the Administrative Agent and the Lenders as follows:

(a)    No Default or Event of Default exists on and as of the Effective Date.

(b)    After giving effect to this Agreement, the representations and warranties of the Credit Parties contained in the Credit Documents are true, accurate and complete on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date (in which case they shall be true, accurate and complete as of such earlier date).

(c)    Each of the Credit Parties has the full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder, under the Credit Agreement, and under each of the Credit Documents to which it is a party. The execution, delivery and performance by each of the Credit Parties of this Agreement, and the performance by each of the Credit Parties of the Credit Agreement and each other Credit Document to which it is a party, in each case, are within such Person’s powers and have been authorized by all necessary corporate, limited liability or partnership action of such Person.

(d)    This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(f)    The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its organizational documents or (ii) materially violate, contravene or conflict with any laws applicable to it or any of its Subsidiaries.

(g)    The Obligations are not reduced or modified by this Agreement and are not subject to any offsets, defenses or counterclaims.
10.    Release. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of their respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (hereinafter, all of the above collectively referred to as the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Credit Parties may have or claim to have against any member of the Lender Group arising prior to the Effective Date.
11.    No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Agreement.
12.    Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
13.    Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be effective as an original.
14.    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against any member of the Lender Group arising from any action by such Persons, or failure of such Persons to act under the Credit Documents on or prior to the date hereof.
15.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to conflicts or choice of law principles that would require application of the laws of another jurisdiction, and applicable United States federal law.
16.    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
17.    Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.
18.    Miscellaneous.

(a)    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(b)    Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(c)    Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Credit Documents, the provision contained in this Agreement shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:    BRAVO BRIO RESTAURANT GROUP, INC.

By:    /s/ Diane D. Reed
Name: Diane D. Reed
Title: Chief Financial Officer

ADMINISTRATIVE
AGENT AND LENDERS:            WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:    /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Senior Vice President

BANK OF AMERICA, N.A.

By:    /s/ Kelly Werbecki
Name:    Kelly Werbecki
Title:    Vice President

THE HUNTINGTON NATIONAL BANK

By:    /s/ Neil Corry-Roberts
Name:    Neil Corry-Roberts
Title:    Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:    /s/ Stephen J. Jones
Name:    Stephen J. Jones
Title:    Senior Vice President